Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of

$0.21 per Share, Announces June 30, 2016 Quarterly Financial Results

•	Net investment income, GAAP and as adjusted, of $0.30 per share, a 28% increase year-over-year, providing distribution coverage of 142%, inclusive of above average fee income of $4.1 million

•	541,851 shares, or $4.1 million in open market share repurchases during the quarter

•	0.52x net leverage reflecting a net reduction in investments, and a 3.5% decline in NAV to $9.13 per share resulting from further net unrealized depreciation largely on legacy assets

•	Commenced co-management of a new entity, BCIC Senior Loan Partners, LLC, to diversify risk and gain exposure to traditional first lien senior secured debt

New York, July 27, 2016 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment Corporation” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.21 per share, payable on October 3, 2016 to stockholders of record as of September 19, 2016.

“The Company generated relatively strong financial results for the period, and it remains positioned for growth in total investments given its low leverage and substantial liquidity position. The distribution to shareholders continues to be well supported by Net Investment Income and the prospects for further asset growth,” commented Steven F. Sterling, Chairman and CEO of BlackRock Capital Investment Corporation.

“In this regard, during the period the Company jointly established BCIC Senior Loan Partners, which is focused on investing in traditional first lien loans. This is exciting as it further diversifies the Company’s exposure to a range of attractive middle market investments that now includes our customary higher yielding direct investments, exposure to asset based loans through our portfolio company investment in Gordon Brothers Finance Company and traditional first lien loans in our newly formed portfolio company, BCIC Senior Loan Partners. We believe this construction of our portfolio enhances our flexibility to grow assets through investments in the most attractive risk-adjusted return opportunities across the capital structure.

“Further, I am pleased with our team’s tremendous effort, collaboration and resourcefulness in working diligently to protect value in the previously discussed challenged investments. At this point, three of the five non-accrual investments previously discussed, representing 73% of non-accruals at the end of first quarter by cost, are now on a visible restructuring path. While there can be no certainty of ultimate outcome and patience will be necessary, I believe that we are positioned to maximize potential value on these situations. As expected, the team remains vigilant in managing all of our investments.”

Financial Highlights

	Q2 2016		Q1 2016		Q2 2015
	Total	Per	Total	Per	Total	Per
($’s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share
Net Investment Income	$21.6	$0.30	$17.5	$0.24	$18.2	$0.24
Net realized and unrealized (losses)/gains	$(31.2)	$(0.43)	$(55.7)	$(0.76)	$(3.5)	$(0.05)
Basic earnings/(loss) per share	$(9.6)	$(0.13)	$(38.2)	$(0.52)	$14.7	$0.20
Distributions declared	$15.2	$0.21	$15.3	$0.21	$15.7	$0.21
Net Investment Income, as adjusted[1]	$21.6	$0.30	$17.5	$0.24	$16.8	$0.23
Basic earnings/(loss) per share, as adjusted[1]	$(9.6)	$(0.13)	$(38.2)	$(0.52)	$13.3	$0.18

	As of	As of	As of	As of
	June 30,	March 31,	December 31,	June 30,
($’s in millions, except per share data)	2016	2016	2015	2015
Total assets	$1,036.8	$1,155.2	$1,148.4	$1,171.8
Investment portfolio, at fair market value	$1,011.9	$1,126.4	$1,117.0	$1,085.1
Debt outstanding	$348.1	$440.8	$362.6	$301.8
Total net assets	$661.4	$689.3	$753.8	$789.8
Net asset value per share	$9.13	$9.46	$10.17	$10.56
Net leverage ratio[2]	0.52x	0.63x	0.47x	0.33x

Business Updates

•	The restructuring of our investment in Hunter Defense Technologies, Inc. (“Hunter”) was completed during the quarter. Prior to the out-of-court restructuring, we purchased $11.3 million par value of the Hunter first lien term loan at a price of 70%, or $7.9 million. As a result of the subsequent restructuring, our $11.3 million par of first lien debt was converted to an $11.3 million interest in Hunter’s series L preferred equity, realizing a $3.4 million gain on the conversion. Further, our existing $45.0 million investment in the Hunter second lien term loan, which had a prior quarter-end value of $16.7 million, was converted to a $3.8 million interest in Hunter’s series L preferred equity as well as a $7.5 million interest in the series A common equity. The first lien purchase and the subsequent restructuring of first and second lien loans resulted in a combined $2.1 million net realized and unrealized loss during the current quarter on this transaction.

•	Vertellus Specialties, Inc. (“Vertellus”) filed its U.S. operations for Chapter 11 bankruptcy protection on May 31, 2016 in the US Bankruptcy Court for the District of Delaware. We are a member of the ad hoc group of term loan lenders and provided $20.1 million out of an aggregate $110 million DIP financing facility. The DIP financing facility will provide adequate liquidity to the debtors through the bankruptcy process. As part of the bankruptcy proceedings, the debtors are selling all or substantially all of their assets pursuant to a 363 sale process in which the ad hoc group of term loan lenders has provided a credit bid of $453 million as the stalking horse. Third parties may submit bids for the assets by the August 29, 2016 bid deadline pursuant to the bid procedures approved by the bankruptcy court.

•	Repurchased 541,851 shares of our common stock on the open market for $4.1 million at an average price of $7.54 per share, including brokerage commissions. Repurchases during the second quarter of 2016 accreted $0.01 to the Company’s net asset value per share. The Company currently holds the shares repurchased in treasury. Inception to date repurchases are approximately 4.6 million shares at an average price of $7.98 per share, including brokerage commissions, for a total of $36.3 million. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company totaled approximately 2.8 million shares for $24.0 million, representing 66% of total share repurchase activity, on a dollar basis, since inception. As of quarter-end, the Company had approximately 1.2 million additional shares authorized for repurchase.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments puchased and unamortized debt issuance costs.

•	As previously disclosed, the Company entered into a Limited Liability Company Agreement on June 23, 2016 with Windward Investments LLC (our “partner”) to co-manage BCIC Senior Loan Partners, LLC (“Senior Loan Partners”), a newly formed entity. Senior Loan Partners is expected to make primarily first lien loans to middle market companies. The Company and our partner have agreed to provide an aggregate $100.0 million of equity capital to Senior Loan Partners, of which the Company will provide $85.0 million. Senior Loan Partners, as Collateral Manager and BCIC Senior Loan Funding, LLC, a newly formed entity, as Borrower entered into a $200.0 million Loan and Security Agreement with Citibank, N.A. acting as Administrative Agent and The Bank of New York Mellon Trust Company as Collateral Agent. During the quarter, $1.6 million of combined equity capital has been called by Senior Loan Partners, of which the Company funded $1.3 million. This capital has been used to fund certain start-up expenses of the joint venture. As of June 30, 2016, no investments have been made by Senior Loan Partners.

Recent Developments

•	On July 1, 2016, we received prepayment at par on our investments in the MediMedia USA, Inc. first and second lien loans for an aggregate $68.8 million.

Portfolio and Investment Activity*

($’s in millions)

	Three months ended June 30, 2016	Three months ended March 31, 2016	Three months ended June 30, 2015
Commitments	$76.3	$97.5	$90.3
Investment exits	$161.4	$32.9	$238.6
Number of portfolio company investments at the end of period	40	47	42
Weighted average yield of debt and income producing equity securities, at fair market value	11.1%	10.8%	11.5%
% of Portfolio invested in Secured debt, at fair market value	72%	75%	71%
% of Portfolio invested in Unsecured debt, at fair market value	14%	14%	19%
% of Portfolio invested in Equity, at fair market value	14%	11%	10%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$33.3	$32.5	$32.4

*	balance sheet amounts above are as of period end

•	$161.4 million of sales, repayments and other exits of investments occurred during the quarter across 8 portfolio companies. Seven of these exits were from legacy portfolio companies. Excluding the impact of the Hunter restructuring, we had $138.9 million of portfolio exits. Compared with $53.8 million in commitments during the quarter, also excluding the impact of the Hunter restructuring, we had an $85.1 million net decrease in our portfolio due to investment activity. Among the exits were our $60 million aggregate investment in the second lien and unsecured debt of Quality Home Brands Holdings LLC and $35 million second lien term loan to Pittsburgh Glass Works, LLC.

•	Our non-accrual rate declined compared to the prior quarter as a result of the aforementioned restructuring of Hunter during the quarter. As of June 30, 2016, our non-accruals were 5.0% of our total debt investments at fair market value, and 12.7% at amortized cost, compared with 7.8% and 15.3%, respectively, for the prior quarter. Our average internal investment rating at fair market value improved to 1.31 at the end of this quarter, from 1.36 last quarter end.

•	The portion of our portfolio invested in equity securities increased three percentage points to 14% at quarter end, largely a result of an incremental $22.5 million in equity securities resulting from the Hunter restructuring. Our portfolio composition of secured debt, at fair market value, decreased by three percentage points to 72% at quarter end, primarily resulting from certain exits during the quarter. Unsecured debt remained flat at 14% during the quarter but has decreased five percentage points since this time last year. Total portfolio yield increased 30 basis points sequentially, largely a result of Hunter converting from non-accruing debt to equity during the current quarter.

•	Net unrealized depreciation increased $0.2 million during the current quarter, bringing total balance sheet unrealized depreciation to $94.4 million. During the period, gross unrealized depreciation of $34.4 million primarily from legacy assets was partially offset by $7.0 million of gross unrealized appreciation. Further, there was $27.2 million of unrealized appreciation during the quarter due primarily to the reversal of previously recognized unrealized depreciation on the Hunter investment.

•	Fee income earned on capital structuring, prepayments, commitment, administration and amendments during the current quarter totaled $4.1 million, as compared to $0.8 million earned during the preceding quarter, and $1.9 million earned during the prior year quarter. Excluding fee income, our investment income of $29.3 million remained relatively flat as compared to the $29.0 million earned during the preceding quarter. Excluding the impact of a $5.1 million quarterly reduction to investment income due to non-accruals, investment income would have increased more than 11% over the prior year quarter, as a result of new investment activity.

Second Quarter Financial Updates

•	Both GAAP Net Investment Income (“NII”), and NII, as adjusted, were $21.6 million, or $0.30 per share, for the three months ended June 30, 2016. Relative to distributions declared of $0.21 per share, our NII distribution coverage was 142% for the quarter compared with 114% for the previous quarter. The increase in distribution coverage this quarter was due in large part to prepayment fees earned from the various investment exits this quarter. Excluding $4.1 million of fees earned during the quarter, our NII distribution coverage was 115%. As of quarter-end, our run rate NII, as adjusted, is $0.25 per share based on average fee income over the trailing twelve month period, and $0.22 per share excluding any fee income. These imply expected distribution coverages of 117% and 103%, respectively.

•	During the quarter, there was no accrual for incentive management fees based on gains due largely to the net unrealized depreciation in the portfolio as of June 30, 2016. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. We currently have no balance accrued for incentive management fees based on gains as of June 30, 2016, and no incentive management fees are earned and payable for the 12 month measurement period ending June 30, 2016. Furthermore, no incentive management fees based on income were earned and payable for the quarter, as the distributable income amount was reduced below the hurdle by the net unrealized depreciation in the portfolio for the trailing four quarter period. As a result, there were no pro-forma incentive management fees based on income for the quarter causing our NII, as adjusted, to equal our GAAP NII of $0.30 per share.

•	As compared to the full fiscal year 2015 average, our six month 2016 weighted average cost of debt decreased more than one percentage point to 4.23%. This was primarily driven by (i) refinancing our $158 million 6.5% senior secured notes with proceeds from our Credit Facility and (ii) the subsequent lowering of the interest rate margin on the Credit Facility pursuant to the amendment and restatement earlier in the year. Borrowing costs for the six month period of 2016, on a dollar basis, are 30% lower than that of the comparable 2015 period.

•	Tax characteristics of all 2015 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2015 tax distributions of $1.05 per share were comprised of ordinary income. Our return of capital distributions since inception are $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2015. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•	At June 30, 2016, we had total liquidity of $244.5 million, consisting of $7.5 million in cash and cash equivalents and $237.0 million of availability under our Credit Facility, subject to leverage and borrowing base restrictions. The Credit Facility was amended and extended last quarter to a February 2021 maturity.

•	Our net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.52x at quarter-end, and our 287% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $308.6 million. Further, as of quarter-end, over 90% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, July 28, 2016, to discuss its second quarter 2016 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 218-8032, or from outside the United States, (913) 981-4915, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 6244660). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, July 28, 2016 and ending at 1:00 p.m. on Thursday, August 11, 2016. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 6244660.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $773,883,735 and $876,732,386)	$671,528,468	$826,766,931
Non-controlled, affiliated investments (cost of $63,322,075 and $62,003,676)	71,693,115	67,163,896
Controlled investments (cost of $267,532,595 and $214,393,103)	268,701,677	223,065,737

Total investments at fair value (cost of $1,104,738,405 and $1,153,129,165)	1,011,923,260	1,116,996,564
Cash and cash equivalents	7,462,746	12,414,200
Receivable for investments sold	820,514	1,408,841
Interest receivable	10,579,366	13,531,749
Prepaid expenses and other assets	5,996,997	4,040,147

Total Assets	$1,036,782,883	$1,148,391,501

Liabilities
Debt	$348,106,607	$362,551,503
Interest payable	3,104,613	7,826,690
Distributions payable	15,208,622	15,560,829
Base management fees payable	5,721,688	5,986,455
Accrued administrative services	755,940	219,917
Other accrued expenses and payables	2,442,977	2,493,492

Total Liabilities	375,340,447	394,638,886

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,973,972 and 76,747,083 issued and 72,422,007 and 74,099,182 outstanding	76,974	76,747
Paid-in capital in excess of par	875,358,384	873,338,049
Undistributed / (Distributions in excess of) net investment income	8,559,401	(17,112)
Accumulated net realized loss	(91,861,819)	(60,922,258)
Net unrealized appreciation (depreciation)	(94,387,683)	(38,513,195)
Treasury stock at cost, 4,551,965 and 2,647,901 shares held	(36,302,821)	(20,209,616)

Total Net Assets	661,442,436	753,752,615

Total Liabilities and Net Assets	$1,036,782,883	$1,148,391,501

Net Asset Value Per Share	$9.13	$10.17

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$21,740,253	$23,398,679	$43,479,695	$46,724,535
Non-controlled, affiliated investments	1,246,674	1,443,669	2,631,941	3,022,237
Controlled investments	4,773,467	4,642,976	9,129,088	9,331,506

Total interest income	27,760,394	29,485,324	55,240,724	59,078,278
Fee income:
Non-controlled, non-affiliated investments: prepayment fees	3,000,000	1,159,150	3,000,000	1,159,150
Non-controlled, non-affiliated investments: other	1,078,011	730,656	1,864,294	804,383
Controlled investments	44,422	25,000	69,422	175,683

Total fee income	4,122,433	1,914,806	4,933,716	2,139,216

Dividend income:
Non-controlled, non-affiliated investments	196,119	200,135	398,202	401,747
Non-controlled, affiliated investments	541,186	407,162	1,082,374	809,841
Controlled investments	808,656	760,234	1,610,941	1,257,991

Total dividend income	1,545,961	1,367,531	3,091,517	2,469,579

Total investment income	33,428,788	32,767,661	63,265,957	63,687,073

Expenses:
Base management fees	5,721,689	6,536,268	11,412,179	12,906,898
Interest and credit facility fees	4,154,021	6,207,821	8,810,020	12,578,798
Incentive management fees	—	(342,635)	—	1,035,272
Professional fees	559,375	701,011	1,104,000	1,139,652
Administrative services	285,940	385,054	755,940	1,116,751
Director fees	188,000	163,000	361,500	336,500
Investment advisor expenses	87,500	202,306	175,000	404,613
Other	825,319	676,929	1,562,125	1,307,105

Total expenses	11,821,844	14,529,754	24,180,764	30,825,589

Net Investment Income	21,606,944	18,237,907	39,085,193	32,861,484

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(30,974,445)	18,424,703	(30,939,561)	23,862,553
Non-controlled, affiliated investments	—	112,094,498	—	121,381,408
Controlled investments	—	(12,207,105)	—	(18,585,006)

Net realized gain (loss)	(30,974,445)	118,312,096	(30,939,561)	126,658,955

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	4,972,791	(18,516,464)	(52,016,971)	(16,968,893)
Non-controlled, affiliated investments	(3,028,106)	(112,665,204)	3,210,820	(116,859,278)
Controlled investments	(2,123,389)	9,247,246	(7,503,552)	12,244,715
Foreign currency translation	(7,882)	122,420	435,215	(543,363)

Net change in unrealized appreciation (depreciation)	(186,586)	(121,812,002)	(55,874,488)	(122,126,819)

Net realized and unrealized gain (loss)	(31,161,031)	(3,499,906)	(86,814,049)	4,532,136

Net Increase (Decrease) in Net Assets Resulting from Operations	$(9,554,087)	$14,738,001	$(47,728,856)	$37,393,620

Net Investment Income Per Share
Basic	$0.30	$0.24	$0.54	$0.44

Diluted	$0.28	$0.24	$0.52	$0.43

Earnings (Loss) Per Share
Basic	$(0.13)	$0.20	$(0.65)	$0.50

Diluted	$(0.13)	$0.20	$(0.65)	$0.49

Average Shares Outstanding
Basic	72,700,685	74,773,688	72,903,681	74,719,150

Diluted	72,700,685	84,670,416	72,903,681	84,615,878

Distributions Declared Per Share	$0.21	$0.21	$0.42	$0.42

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2016	Three months ended June 30, 2015	Six months ended June 30, 2016	Six months ended June 30, 2015
GAAP Basis:
Net Investment Income	$21,606,944	$18,237,907	$39,085,193	$32,861,484
Net Investment Income per share	0.30	0.24	0.54	0.44
Addback: GAAP incentive management fee expense based on Gains	—	(342,635)	—	1,024,211
Addback: GAAP incentive management fee expense based on Income	—	—	—	11,061
Pre-Incentive Fee[1]:
Net Investment Income	$21,606,944	$17,895,272	$39,085,193	$33,896,756
Net Investment Income per share	0.30	0.24	0.54	0.45
Less: Incremental incentive management fee expense based on Income	—	1,070,228	—	1,358,496
As Adjusted[2]:
Net Investment Income	$21,606,944	$16,825,044	$39,085,193	$32,538,260
Net Investment Income per share	0.30	0.23	0.54	0.44

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.
[2]	As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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